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                                                                    Exhibit 99.1


                   LifeMinders Reports First Quarter Results

     Company Scaling Back Operations and Reviewing Strategic Alternatives

HERNDON, VA - May 10, 2001 - LifeMinders, Inc. (Nasdaq: LFMN) today reported results for the first quarter ended March 31, 2001. The Company also announced that it was scaling back its business operations and that it will continue to evaluate strategic alternatives.

First Quarter Results

For the first quarter 2001, LifeMinders reported $5.5 million in revenue, a 52% decrease from revenue of $11.6 million reported in the fourth quarter of 2000. Excluding one-time charges, Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) for the first quarter 2001 was a loss of $6.9 million, or $0.27 per share, compared to a loss of $8.4 million, or $0.33 per share, in the fourth quarter of 2000. Net loss for the first quarter 2001, under generally accepted accounting principles, was $13.0 million, or $0.50 per basic and diluted share, which included a one-time restructuring charge of $2.5 million. This compares to a loss of $70.5 million, or $2.77 per basic and diluted share, in the fourth quarter of 2000, which included the write down of impaired tangible and intangible assets of $54.0 million.

As of March 31, 2001, the Company had cash and cash equivalents of $60.1 million, compared to $62.7 million in cash and marketable securities at December 31, 2000.

Consumer Services

Direct marketing advertising revenue for the first quarter 2001 was $5.0 million, a 53% decrease from direct marketing advertising revenue of $10.6 million for the fourth quarter 2000. The Company has been impacted by a sharp decline in the online advertising market in general and the Company's tighter credit policies. Additionally, the Company has experienced a decrease in the number of advertisers and average contract size as both traditional and online companies spent less with the Company during this period. Membership declined slightly during the period from 21.6 million to 21.3 million, as the Company reduced marketing expenditures for customer acquisition. E-mails sent in the quarter fell slightly from 695 million to 668 million as the Company focused its efforts on a core group of products.

Outsourcing Services

The Outsourcing unit, which provides infrastructure, technology and direct marketing services to clients to send emails to their customers, also continued to be impacted by the challenges facing online advertising as well as increased
competition in the marketplace.   During the first quarter 2001, the Company
continued to service current clients and ended commitments with certain unprofitable accounts.
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Expense Reductions

In the first quarter 2001, the Company continued to cut expenses through work force reductions, scaling back marketing programs, renegotiating major contracts and trimming General and Administrative expenses. Before restructuring charges, total operating expenses for the first quarter of 2001 were $15.1 million, a 42% decline from total operating expense before impairment charges of $26.5 million
in the fourth quarter of 2000.   At the end of the first quarter 2001, the
Company employed 127 people, a 37% decrease from 203 employees at the end of the fourth quarter 2000.

Scaling Back Business Operations and Reviewing Strategic Alternatives

The Company also announced today that it was scaling back its business operations and has further reduced its work force to a team of approximately 30-35 employees that will maintain the Company's email products while it continues to evaluate strategic alternatives. Possible alternatives range from a sale of the Company to a merger with one or more other companies to liquidation.

"At the beginning of Q1 2001, we streamlined our focus to our core direct marketing business and we reduced our expenses significantly towards a goal of achieving profitability in the coming quarters," stated Jonathan B. Bulkeley, Chairman and CEO of LifeMinders. "However, throughout the quarter, our revenue base continued to deteriorate. While we maintain strong core assets - a large membership base, a scaleable infrastructure and approximately $60 million in cash and cash equivalents - we have concluded that our prospects for growth and profitability as a stand-alone company are not strong. For that reason, we have been evaluating, and will continue to evaluate, possible sales of the Company and possible mergers. If, in the near future, we are unable to conclude that a sale or a merger would be in the best interest of our stockholders, we may determine that the best alternative is to liquidate the Company and distribute net proceeds to stockholders."

LifeMinders will host a conference call today to discuss first quarter 2001 results at 4:30 p.m. Eastern Time. The broadcast can be heard through
LifeMinders' website at http://www.lifeminders.com/investors.   Domestic
                        ------------------------------------
participants can call into the conference toll-free at (800) 289-0436; international callers must dial (913) 981-5507.

A replay of the call will also be available on the site, or by calling (888) 203-1112 in the U.S.; or internationally, (719) 457-0820. The replay confirmation code is 603781. The call can be accessed up to two weeks after the broadcast.


About LifeMinders, Inc.
LifeMinders, Inc. (Nasdaq: LFMN) is an online direct marketer that serves 21 million members and provides direct marketing products and services to companies.

LifeMinders' Consumer unit sends highly personalized e-mail messages to its member base. These targeted messages are based on detailed member profiles that are obtained during the permission-based registration process.
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LifeMinders' Outsourcing unit, utilizing the Company's Outsourced
Personalization Technology (OPT(TM)), enables companies to deliver targeted marketing messages to their own customers.

LifeMinders, Inc., LifeMinders.com, LifeMinders, the LifeMinders.com logo and LifeMinders Outsourcing Personalization Technology (OPT) are registered trademarks of LifeMinders, Inc. (www.lifeminders.com)
                                 -------------------

This press release contains forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward- looking statements relate to, among other things, the scaling back of LifeMinders, Inc.'s business operations, maintenance of the company's core email products, the company's prospects for growth and profitability and the identification and evaluation of possible strategic alternatives for the company including a possible sale, merger or liquidation of the company. These and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements are based on LifeMinders, Inc.'s current expectations and involve a number of risks and uncertainties that could cause results to differ materially from those expressed. Such risks and uncertainties include, but are not limited to, those discussed below and those described in the LifeMinders, Inc.'s filings with the Securities and Exchange Commission. Copies of LifeMinders, Inc.'s filings with the Securities and Exchange Commission may be obtained by contacting LifeMinders, Inc. or the Securities and Exchange Commission.

LifeMinders, Inc.'s ability to identify, evaluate and complete a merger or sale of the company depends, in part, on the company's ability to retain certain key employees, and the company may not be able to do so. Further, LifeMinders, Inc. may not be able to identify or complete any merger or sale of the company that the company's Board of Directors finds to be in the stockholders' best
interests.   Even if LifeMinders, Inc. is successful in identifying and completing a merger or sale of the company, LifeMinders, Inc. cannot provide any assurance about the timing of any such transaction or that any individual stockholder will determine that the transaction is in his, her or its best interests. If LifeMinders, Inc. is unable to complete a merger or sale of the company, the Board of Directors may determine that the best alternative is to liquidate the company and distribute net proceeds to stockholders. The amount and timing of any such distribution to stockholders cannot be determined because they would depend on a variety of factors, including the amount of proceeds received from any asset sales, the time and amount required to satisfy outstanding obligations and the amount of any reserves for future contingencies.

LifeMinders Inc. undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.


Investor Contact:                       Media Contact:
Masha Korsunsky                         Allison Abraham
LifeMinders, Inc.                       LifeMinders, Inc.
703-885-1313                            703-885-1315
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                               LIFEMINDERS, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
               ($ in thousands, except share and per share data)

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                                                                                                        Three Months Ended
                                                                                                              March 31,
                                                                                                ----------------------------------
                                                                                                     2001                  2000
                                                                                                ------------          ------------
                                                                                                  (unaudited)          (unaudited)
Revenue:
      Advertising                                                                                $     5,203          $     7,826
      Opt-in                                                                                             299                3,178
           Total revenues                                                                              5,502               11,004
Cost of revenue                                                                                        2,197                  800
                                                                                                 -----------          -----------
Gross margin                                                                                           3,305               10,204
                                                                                                 -----------          -----------
Operating expenses:
      Sales and marketing                                                                              7,912               24,715
      Research and development                                                                         1,848                1,415
      General and administrative                                                                       4,119                2,807
      Depreciation and amortization                                                                    1,110                  188
      Restructuring charge                                                                             2,544                    -
                                                                                                 -----------          -----------
           Total operating expenses                                                                   17,533               29,125
                                                                                                 -----------          -----------
Loss from operations                                                                                 (14,228)             (18,921)
Loss from investment in unconsolidated entities                                                            -                  (25)
Interest income, net                                                                                   1,188                1,373
                                                                                                 -----------          -----------
Net loss                                                                                         $   (13,040)         $   (17,573)
                                                                                                 ===========          ===========
Basic and diluted net loss per common share                                                      $     (0.50)         $     (0.80)
                                                                                                 ===========          ===========
Basic and diluted weighted average common shares
      and common share equivalents                                                                25,957,071           21,966,393
                                                                                                 ===========          ===========
Supplemental EBITDA Information: (1)
      Net loss                                                                                   $   (13,040)         $   (17,573)
      Less: Interest income, net                                                                      (1,188)              (1,373)
      Add: Depreciation, amortization and
           stock based compensation                                                                    4,766                  973
                                                                                                 -----------          -----------
      EBITDA net loss                                                                                 (9,462)             (17,973)
      Add: Restructuring charge (including noncash charge of $1,042)                                   2,544                    -
                                                                                                 -----------          -----------
      EBITDA net loss excluding one-time restructuring charges                                   $    (6,918)         $   (17,973)
                                                                                                 ===========          ===========
      EBITDA basic and diluted net loss per share excluding one-time restructuring charges       $     (0.27)         $     (0.82)
                                                                                                 ===========          ===========

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     (1)  The accompanying supplemental financial information is presented for informational purposes only and should not be considered as a substitute for the historical financial information presented in accordance with generally accepted accounting principles.